Exhibit 99.2


                                  Press Release

InnerSpace Acquires SurfNet Media Group, Inc., Changes Name, Approves Reverse Stock Split

     ATLANTA--(BUSINESS WIRE) -- June 9, 2002 --InnerSpace Corporation (OTCBB:ISPA) today announced the completion of a reverse triangular merger of SurfNet Media Group, Inc. into InnerSpace's wholly-owned subsidiary, SurfNet New Media, Inc. In connection with the merger, the Company has changed its name to SurfNet Media Group, Inc. (OTCBB:SFNM), effective at the commencement of business on Friday, June 6, 2003. The new trading symbol is SFNM.

     As adjusted for a one-for-ten reverse stock split also effective June 6, 2003, the Company has approximately 6,650,000 shares issued and outstanding, with SurfNet's former shareholders receiving one new share in the public company for every 2.46 SurfNet shares. In connection with the merger, Sundance Capital Fund I, LP has made a $1 million investment.

     Doug Johnson has been appointed President of the Company and to the Board of Directors. He stated: "We are confident of our business model and execution strategy, and of the value of our proprietary technologies. We are excited about the merger and the resources that come with it."

     Pamela Thompson has been appointed Chief Financial Officer, Treasurer and a director. She stated: "Our emergence into the public marketplace is well-timed for the opportunities and challenges facing us."

     Robert Arkin, a founder of the Company who is stepping down as Chief Executive Officer and a director, stated: "This acquisition brings with it an operating model that will greatly enhance the Company's prospects for long-term success."

     CCRI Financial Group will be responsible for Investor Relations. CCRI is a 16 year old financial services organization with a proven history of success with young emerging growth companies. Malcolm McGuire, President of CCRI stated, "We consider this a rare opportunity to represent a company whose proprietary technology and business plan uniquely equip it to lead the way into the next generation of radio broadcasting. SurfNet Media harnesses the Internet to take radio broadcasting to a totally new level of growth and to give it global dimensions."

     About SurfNet

     SurfNet Media Group, Inc. (www.surfnetmedia.com), based in Tempe, Arizona, is a digital audio broadcasting company that provides music and original content, talk radio programming on Web sites globally over the Internet. Listeners can access a variety of SurfNet's radio stations through drop down menus that appear when their browsers open to Web pages embedded with Metaphor(TM), SurfNet's unique, proprietary, patent pending, streaming media technology.

SurfNet offers a choice of stations, including VoiceAmerica(TM) talk radio (www.voiceamerica.com), BusinessAmerica(TM) Radio (www.businessamericaradio.com) and BoomBox(R) music radio (www.boomboxradio.com). As a public company, SurfNet's strategy will be to accelerate growth and increase net return on stockholders' equity through targeted acquisitions and internal growth.

     This release contains ``forward-looking statements'' within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Words like "intends'', "expects'', "anticipates'', "estimates'' and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include the inability of the company to obtain financing for business acquisitions; the reliability and availability of new technology in the related industries; financial, operational and other business problems associated with the acquisition of a number of businesses in a short period of time; and general and industry-specific economic conditions. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

     CONTACT:  SurfNet Media Group, Inc., Tempe
         Doug Johnson, 877/311-9474 x12
         doug.Johnson@surfnetmedia.com
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         www.surfnetmedia.com